Exhibit 99.1

For Immediate Release

Contacts:

Jessica Monney, Public Relations Manager – USA (510) 713-5830

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Logitech Introduces the Harmony Ultimate Hub, Turning iPhone and

Android Smartphones into Personal Universal Remotes

Company to Retain Ownership of Harmony Remote Product Line

NEWARK, Calif. — June 19, 2013 —Logitech (SIX: LOGN) (NASDAQ: LOGI) today announced the expansion of its universal remote control lineup with the Logitech® Harmony Ultimate Hub, an appcessory for consolidating all of your remote controls into one simple smartphone app, giving you personalized control of up to eight devices from anywhere in the house, using the smartphone you already own. The hub has previously been offered as part of the Logitech Harmony® Ultimate and Logitech Harmony® Smart Control products, and will be a standalone product for customers who prefer to control their digital experience with just a smartphone.

Logitech also announced that it plans to retain ownership of its Harmony remote product line. The company has determined that retaining ownership is in the best interest of its shareholders. The Harmony product line has gained momentum following the April introduction of the Harmony Ultimate product, which is available in major retail locations including select Apple stores in the U.S., and has exceeded the company’s expectations for customer connections.

Pricing and Availability

The Logitech Harmony Ultimate Hub is expected to be available in the U.S. and Europe in August 2013, for a suggested retail price of $99.99 in the U.S. For more information, please visit www.logitech.com or our blog.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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This press release contains forward-looking statements, including statements regarding Logitech’s product category and divestiture plans, new product availability and pricing. The forward-looking statements in this release involve risks and uncertainties that could cause actual events or results to differ materially from those anticipated in these forward-looking statements. Factors that could cause actual events or results to differ materially include those factors set forth under the “Risk Factors” section and other sections in Logitech’s periodic filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements, which speak as of their respective dates.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

(LOGIIR)